Exhibit 99.1

NEWS RELEASE

UROPLASTY, INC. REPORTS
SECOND QUARTER FINANCIAL RESULTS
ENDING SEPTEMBER 30, 2004

28% Quarterly Sales Increase
24% Year-to-Date Sales Increase

Friday, November 12, 2004

MINNEAPOLIS, MN — Uroplasty, Inc. (OTC: UPST — news) reports its worldwide financial results for the second quarter ended September 30, 2004.

Three-month period ended September 30, 2004 compared to three-month period ended September 30, 2003

Net Sales: In the second quarter ended September 30, 2004, net sales of all products were $1,650,724, representing a $475,651 or 40% increase when compared to net sales of $1,175,073 for the second quarter ended September 30, 2003. Excluding fluctuations in foreign currency exchange rates, we had a sales increase of approximately 28%. We believe the continued increase in sales is related to the impact of the sales directors and managers, and their execution of sales plans designed to expand our global market share in the specialties of both urinary and fecal incontinence. The Macroplastique product line accounts for 76% and 83% of total net sales, respectively, during the periods presented.

Gross Profit: Gross profit was $1,180,552 and $869,069 for the quarters ended September 30, 2004 and 2003, respectively, or 72% and 74% of net sales. Gross profit as a percentage of net sales in any one specific period will continue to fluctuate, based on the following factors: our unit sales, our utilization of manufacturing capacity, the mix of products sold with different gross margins, the mix of customers (and different discounts to them) and the mix of direct sales versus sales through distributors (with higher margins on direct sales). Historically, the gross margin has ranged from approximately 70-80% of net sales.

General and Administrative Expense: General and administrative (“G&A”) expenses increased from $489,313 during the second quarter of fiscal 2004 to $508,260 during the second quarter of fiscal 2005. The G&A expense increase related to increased salary costs, a $45,000 increase in professional fees for accounting, an increase of $16,000 in legal fees and general price increases and fluctuations in foreign currency exchange rates. This increase was offset in part by decreases of $32,000 in consulting fees and $40,000 of shareholders’ expense. The increased professional fees for accounting relate to our financial statement restatements. The decrease in both the consulting fees and the shareholders’ expense primarily relates to the $82,203 of stock-based compensation expense recognized in the second quarter of fiscal 2004.

Research and Development Expense: Research and development (“R&D”) expenses increased $133,708, or 30%, from $452,008 during the second quarter of fiscal 2004 to $585,716 during the second quarter of fiscal 2005. The increase in R&D expense is due to quality and regulatory costs related to the development of our Premarket Approval (PMA) submission for U.S. market clearance for Macroplastique in the treatment of adult female stress urinary incontinence.

Selling and Marketing Expenses: Selling and marketing (“S&M”) costs increased 58% from $374,938 during the second quarter of fiscal 2004 to $590,799 during the second quarter of fiscal 2005. The increase resulted from an $80,000 increase in personnel costs, a $107,000 increase in travel costs and costs relating to trade-shows, conventions and congresses, general price increases, and fluctuations in foreign currency exchange rates. The increased personnel costs relate to additional sales staff and increased salaries and bonuses.

Net loss for the second quarter ended September 30, 2004 was $490,606 compared to a net loss of $478,535 for the comparable period a year ago.

Six-month period ended September 30, 2004 compared to six-month period ended September 30, 2003

Net Sales: During the six-months ended September 30, 2004, net sales of all products were $3,403,220, representing an $868,558 or 34% increase when compared to net sales of $2,534,662 for the six months ended September 30, 2003. Excluding fluctuations in foreign currency exchange rates, we had a sales increase of approximately 24%. We believe the continued increase in sales is related to the impact of the sales directors and managers, and their execution of sales plans designed to expand our global market share in the specialties of both urinary and fecal incontinence. The Macroplastique product line accounts for 78% and 84% of total net sales, respectively, during the periods presented.

Gross Profit: Gross profit was $2,469,490 and $1,831,687 for the six-months ended September 30, 2004 and 2003, respectively, or 73% and 72% of net sales. Gross profit as a percentage of net sales in any one specific period will continue to fluctuate, based on the following factors: our unit sales, our utilization of manufacturing capacity, the mix of products sold with different gross margins, the mix of customers (and different discounts to them), and the mix of direct sales versus sales through distributors (with higher gross margins on direct sales). Historically, the gross margin has ranged from approximately 70-80% of net sales.

General and Administrative Expense: General and administrative (“G&A”) expenses decreased from $956,542 during the six-months ended September 30, 2003 to $899,372 during the same period of fiscal 2005. The G&A expense decrease related to $58,000 in reduced consulting fees and $107,000 of reduced shareholders’ expense, offset in part by an increase in salary costs of $27,000, an $84,000 increase in professional fees for accounting, general price increases and fluctuations in foreign currency exchange rates. The decrease in both the consulting fees and the shareholders’ expense primarily relates to the $164,407 in stock-based compensation expense recognized in fiscal 2004. The increased professional fees for accounting relate to extra work regarding the necessary restatements done and tax advisory work.

Research and Development Expense: Research and development (“R&D”) expenses increased $283,805, or 32%, from $881,964 during the six months ended September 30, 2003 to $1,165,769 for the same period of fiscal 2005. The increase in R&D expense is primarily due to quality and regulatory costs related to the development of the Company’s Premarket Approval (PMA) submission for U.S. market clearance for Macroplastique in the treatment of adult female stress urinary incontinence.

Selling and Marketing Expenses: Selling and marketing (“S&M”) costs increased 40% from $799,303 during the six months ended September 30, 2003 to $1,118,756 for the same period of fiscal 2005. This increase resulted from a $185,000 increase in personnel costs, an additional $175,000 in travel costs and costs relating to trade-shows, conventions and congresses, general price increases, and fluctuations in foreign currency exchange rates. The increase was offset by a $59,000 decrease in promotional costs. The increased personnel costs relate to additional sales staff and increased salaries and bonuses.

Net loss for the six-month period ended September 30, 2004 was $775,965 compared to a net loss of $927,219 for the comparable period a year ago.

Summary of Operations:

	Three Months Ended		Six Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
		(restated)		(restated)
Net sales	$1,650,724	$1,175,073	$3,403,220	$2,534,662
Operating loss	(504,223)	(447,190)	(714,407)	(806,122)
Net loss	(490,606)	(478,535)	(775,965)	(927,219)
Net loss per common share:
Basic and diluted	$(0.11)	$(0.11)	$(0.17)	$(0.21)
Weighted average common shares outstanding:
Basic and diluted	4,653,870	4,487,222	4,622,728	4,485,606

Consolidated Balance Sheet Data

	September 30, 2004	March 31, 2004
Assets
Current assets	$3,973,958	$4,517,054
Property, plant, and equipment, net	1,054,559	1,071,116
Intangible assets, net of accumulated Amortization	45,296	51,495
Deferred tax assets	158,375	123,893

Total assets	$5,232,188	$5,763,558

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$294,932	$225,315
Income tax payable	127,479	101,562
Accrued liabilities	441,018	475,957
Current maturities — long-term debt	42,717	42,301

Total current liabilities	906,146	845,135
Long-term debt — less current maturities	463,088	479,720
Accrued pension liability	341,568	334,470

Total liabilities	1,710,802	1,659,325
Shareholders’ equity	3,521,386	4,104,233

Total liabilities and shareholders’ equity	$5,232,188	$5,763,558

Uroplasty is a medical device company that develops, manufactures and markets a family of injectable implant products used for soft-tissue augmentation for specific indications in urology, urogynecology, colon and rectal, otolaryngology and plastic surgery markets. Our products offer physicians and their patients a minimally invasive treatment option for urinary incontinence, vesicoureteral reflux, fecal incontinence, vocal cord rehabilitation and dermal augmentation. Uroplasty’s products are CE marked for these indications and sold in markets outside the United States. We are conducting a multi-center U.S. IDE clinical trial with our urethral bulking agent, MACROPLASTIQUE®, as a minimally invasive, office-based procedure for treating female stress urinary incontinence.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, including our internal projections of anticipated fiscal 2005 operating results, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing of our products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, particularly since our principal product contains silicone; our reliance on a single product for most of our current sales; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of our current human clinical trial; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price.

Uroplasty, Inc. stock is traded on the OTC Bulletin Board system under the symbol “UPST.OB.”

FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. Holman.

UROPLASTY, INC.
Daniel G. Holman, President / CEO
2718 Summer Street NE, Minneapolis, MN 55413-2820
Tel: 612-378-1180
Fax: 612-378-2027
E-mail: danielh@uroplasty.com